Exhibit 99.1

NEWS RELEASE

Release Time:	Immediate
Contact for Bank of the Ozarks:	Susan Blair (501) 978-2217
Contact for Community & Southern:	Steve Stone (678) 293-1303
Date:	October 19, 2015

Bank of the Ozarks, Inc. and Community & Southern Holdings, Inc.

Enter into Definitive Agreement and Plan of Merger

LITTLE ROCK, ARKANSAS/ATLANTA, GEORGIA – Bank of the Ozarks, Inc. (NASDAQ: OZRK) and Community & Southern Holdings, Inc. announced today the signing of a definitive agreement and plan of merger (“Agreement”) whereby Bank of the Ozarks, Inc. (“OZRK”) will acquire Community & Southern Holdings, Inc. (“CSB”) and its wholly-owned bank subsidiary, Community & Southern Bank, in an all-stock transaction valued at approximately $799.6 million, or approximately $20.50 per fully diluted CSB share, subject to potential adjustments as described in the Agreement. Closing of the transaction is expected to be immediately accretive to OZRK’s book value per common share and its tangible book value per common share. The transaction is expected to be accretive to OZRK’s diluted earnings per common share for the first twelve months after the transaction closes and thereafter.

Community & Southern Holdings, Inc., headquartered in Atlanta, Georgia, was established in 2010 and has completed fourteen acquisitions resulting in 47 Georgia banking offices and one Jacksonville, Florida banking office. Most recently, CSB acquired certain CertusBank branches on October 9, 2015. At September 30, 2015, CSB had approximately $4.4 billion of total assets, $3.0 billion of loans and $3.7 billion of deposits (including pro forma balances of total assets, loans and deposits related to the acquisition of the CertusBank branches).

Upon the closing of the transaction, CSB will merge into OZRK and Community & Southern Bank will merge into OZRK’s wholly-owned bank subsidiary, Bank of the Ozarks. Completion of the transaction is subject to certain closing conditions, including customary regulatory and shareholder approvals. Pat Frawley, Chief Executive Officer and founder of CSB, will become Bank of the Ozarks’ Chief Executive – Georgia upon completion of the transaction. Frawley is expected to play a major role in the successful integration and future strategic direction of the two banks’ combined 75 offices and operations in Georgia.

Frawley commented, “Our teammates have worked incredibly hard over the past six years building a quality franchise, and I am very proud of them. As a result of this transaction, our shareholders will be rewarded, and our employees, customers and communities will have enhanced opportunities available to them by being associated with the highest performing community bank in the United States. We are extremely optimistic about our future prospects and are eager to get underway with our new partner.”

George Gleason, Chairman of the Board and Chief Executive Officer of Bank of the Ozarks stated, “We are very pleased to announce the acquisition of Community & Southern Bank. This combination is a hand in glove fit. The synergies created by our highly complementary combined network of 75 Georgia banking offices, with virtually no overlap, will give us a powerful presence in Georgia, providing customers with great access and convenience. The addition of CSB’s Jacksonville, Florida office provides us entry into the favorable Jacksonville market and expands our existing 10-office presence in Florida. Even more important is the depth and expertise of our two extremely talented teams of bankers. Our customers in Georgia and Florida will benefit from our great combined team, our expanded network of banking offices and enhanced services. We are excited about the tremendous growth opportunities.”

This is the fourteenth acquisition for Bank of the Ozarks, Inc. since March 2010 and its largest transaction to date. According to data from SNL Financial, this acquisition, both in total assets and in purchase price, is the largest ever by an Arkansas bank.

Under the terms of the Agreement, which has been approved by the boards of directors of both companies, each holder of outstanding shares of common stock of CSB will receive shares of common stock of OZRK. The number of OZRK shares to be issued will be determined based on the fifteen day volume weighted average stock price of OZRK’s common stock as of the second business day prior to the closing date, subject to a minimum and maximum price of $34.10 and $56.84, respectively.

In addition to the information contained within this announcement, an Investor Presentation containing additional information regarding this transaction has been posted on OZRK’s website www.bankozarks.com under “Investor Relations.”

CSB was advised by the investment banking firm of Sandler O’Neill + Partners, L.P. and the law firm of Alston & Bird LLP. Bank of the Ozarks, Inc. was represented by the law firm of Kutak Rock LLP and advised by the investment banking firm of FIG Partners, LLC.

ABOUT BANK OF THE OZARKS, INC.

Bank of the Ozarks, Inc. is a bank holding company with $9.3 billion in total assets as of September 30, 2015 and its shares trade on the NASDAQ Global Select Market under the symbol “OZRK.” OZRK owns a state-chartered subsidiary bank that conducts banking operations through 174 offices in Arkansas, Georgia, North Carolina, Texas, Florida, Alabama, South Carolina, New York and California. OZRK may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. OZRK’s website is: www.bankozarks.com.

ABOUT COMMUNITY & SOUTHERN HOLDINGS, INC.

Community & Southern Holdings, Inc. and its wholly owned subsidiary, Community & Southern Bank, is one of Georgia’s strongest banks with more than $4.4 billion in assets. CSB is headquartered in Atlanta, Georgia and operates 47 branches throughout Georgia and one office in Jacksonville, Florida. CSB’s core purpose is “to passionately invest in our team members, our clients and our communities every day.”

ADDITIONAL INFORMATION

This communication is being made in respect of the proposed merger transaction involving OZRK and CSB. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, OZRK will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of OZRK and CSB and a prospectus of OZRK. OZRK also plans to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The joint proxy statement/prospectus, as well as other filings containing information about OZRK and CSB, will be available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, when available, without charge from OZRK’s website at http://www.bankozarks.com under the Investor Relations tab.

OZRK and CSB, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of CSB and OZRK in respect of the proposed merger transaction. Information concerning such participants’ ownership of common stock of OZRK and CSB and any additional information regarding the interests of such participants will be included in the joint proxy statement/prospectus and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking information about OZRK and CSB that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. These forward-looking statements include, without limitation, statements relating to the terms and closing of the proposed transaction between OZRK and CSB, the proposed impact of the merger on OZRK’s financial results, including any expected increase in OZRK’s book value and tangible book value per common share and any expected increase in diluted earnings per common share, acceptance by CSB’s customers of OZRK’s products and services, the opportunities to enhance market share in certain markets, expectations regarding branch consolidation, if any, market acceptance of OZRK generally in new markets, and the integration of CSB’s operations. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about OZRK and CSB. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties’

control, including the parties’ ability to consummate the transaction or satisfy the conditions to the completion of the transaction, including the receipt of shareholder approval, the receipt of regulatory approvals required for the transaction on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of CSB’s operations with those of OZRK will be materially delayed or will be more costly or difficult than expected; the failure of the proposed merger to close for any other reason; the effect of the announcement of the merger on employee and customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees and customers); dilution caused by OZRK’s issuance of additional shares of its common stock in connection with the merger; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; general competitive, economic, political and market conditions and fluctuations; and the other factors described in OZRK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its most recent Quarterly Reports on Form 10-Q filed with the SEC. OZRK and CSB assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.